For Immediate Release

Contacts:
Reader’s Digest Association – William Adler, (914) 244-7585
Imagine Nation Books – Ben E. Kaplan, (303) 516-3400, ext. 3401

READER’S DIGEST ASSOCIATION TO SELL CERTAIN ASSETS
OF BOOKS ARE FUN TO IMAGINE NATION BOOKS

PLEASANTVILLE, NY and BOULDER, CO, November 12, 2008 – The Reader’s Digest Association, Inc. (RDA), and Imagine Nation Books, Ltd. (INB), today announced an agreement in which INB will acquire certain assets of Books Are Fun, Ltd. (BAF), including intellectual property and product inventory, for approximately $17.5 million payable over three years.  The transaction was announced by Mary Berner, President and Chief Executive Officer of RDA, and Earl P. Kaplan, President and Chief Executive Officer of INB.

As part of the transaction, the two parties have also entered into a multi-year strategic alliance in which RDA will sell products through INB in display marketing channels.  Over the coming weeks, BAF and INB will work together to integrate the sales representatives of both organizations to ensure a smooth transition.  Following the closing of the transaction, RDA will wind down BAF’s remaining operations.  The transaction is expected to close in late December 2008, subject to customary closing conditions.

Earl Kaplan said:  “We are pleased to announce this agreement, and we appreciate the spirit of cooperation that has enabled us to come together for the greater good of our customers.  We’re committed to making it work.  I am especially pleased that the combined sales forces of INB and BAF will be able to sell products from RDA brands like Reader’s Digest, Taste of Home and Weekly Reader. With all the best products, the best sales force, and unbeatable values we expect to see significant benefits for our customers, suppliers, and reps alike. The whole market will flourish.”

Mary Berner said:  “This agreement is in the best interest of Books Are Fun’s customers, and we are committed to a seamless transition.  Importantly, it will also result in a continued North American display marketing channel for the sale of our products.”

Books Are Fun and Imagine Nation Books are display-marketing companies that contract with independent sales representatives to sell books, gifts and other products through events or “fairs” at businesses, schools, hospitals and other organizations.

About Imagine Nation Books, Ltd.

Imagine Nation Books, is a national display marketing company that offers discounted merchandise, including books, gifts, stationery, and other consumer goods direct to employees at large corporate offices, hospitals, businesses, daycares, and schools through a network of independent contractor sales representatives. Imagine Nation Books was founded in December of 2004 by President and CEO, Earl Kaplan. Imagine Nation Books has donated millions of dollars of free books to school libraries all across the United States. Its school division, which started in the spring of 2005 with roughly 50 reps, has grown to over 200 representatives that service over 40,000 schools. Its Corporate Division, which started in September 2005, experienced similar exponential growth. Imagine Nation Books is headquartered in Boulder, Colorado.

About The Reader’s Digest Association, Inc.

The Reader’s Digest Association, Inc., is a global multi-brand media and marketing company that educates, entertains and connects audiences around the world. The company builds multi-platform communities based on branded content in areas like Food & Entertaining, Health & Wellness, and Home & Garden. With offices in 45 countries, it markets books, magazines, and music, video and educational products reaching a customer base of 130 million households in 79 countries. It publishes 92 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 65 branded websites generating 18 million unique visitors per month, and sells approximately 68 million books, music and video products across the world each year. Its global headquarters are in Pleasantville, NY.

Forward-looking Statements

Certain matters discussed in this news release and oral statements made from time to time by representatives of RDA and INB (including, but not limited to, statements regarding the consummation of the transaction discussed in this release; statements regarding the expectations of operating plans and strategies generally; statements regarding expectations of the performance of the display-marketing businesses and other lines of business; and future operating results) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the companies believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the companies’ ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the companies and the statements contained in the companies’ public filings.  For forward-looking statements in this news release, the companies claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The companies assume no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.